Exhibit 10.30
KB HOME
RETIREMENT PLAN
(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

TABLE OF CONTENTS
ARTICLE I
THE PLAN

1.1 Establishment of the Plan	1
1.2 Purpose	1
ARTICLE II
DEFINITIONS

2.1 Definitions	1
2.2 Gender and Number	5
ARTICLE III
PARTICIPATION

3.1 Eligibility for Participation	5
3.2 Date of Participation	6
3.3 Duration of Participation	7
3.4 Re-Employment	7
ARTICLE IV
SUPPLEMENTAL RETIREMENT BENEFITS

4.1 Vesting	8
4.2 Supplemental Retirement Benefits	8
4.3 Commencement and Duration	8
4.4 Benefits in the Event of Death	9
ARTICLE V
SPECIAL BENEFIT PAYMENT RULES

5.1 Receipt and Release	9
5.2 Cost of Living Adjustments	10
ARTICLE VI
CHANGE IN CONTROL

6.1 Full Vesting and Lump Sum Option Upon Change in Control	11
6.2 Amount of Lump Sum Benefit	11
ARTICLE VII
TRUST

7.1 Establishment of the Trust	12
7.2 Contributions	12
7.3 Payment of Benefits	13

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ARTICLE VIII
ADMINISTRATION

8.1 Administration	13
8.2 Decisions and Actions of Committee	13
8.3 Rules and Records of the Committee	13
8.4 Employment of Agents	14
8.5 Agent for Service of Legal Process	14
8.6 Plan Expenses	14
8.7 Indemnification	14
8.8 Tax Withholding	14
8.9 Claims Procedure	14
ARTICLE IX
MISCELLANEOUS

9.1 Rights Against the Company	15
9.2 Rights Under the Company’s Other Retirement Plans	15
9.3 Payment of Benefits to Incompetent	16
9.4 Missing Person	16
9.5 Amendment or Termination	16
9.6 Merger or Consolidation of Plan and Trust	17
9.7 Arbitration/Interest on Unpaid Amounts/Controlling Law	17
9.8 Rights to Trust Fund Assets	18
9.9 Nontransferability	18
9.10 Illegality of Particular Provision	18

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ARTICLE I
The Plan
     1.1 Establishment of the Plan
     KB Home hereby establishes an unfunded supplemental retirement incentive plan for the benefit of certain selected executives of KB Home. This plan is effective as of July 11, 2002, has been amended and restated effective January 1, 2009, and shall be known as the KB Home Retirement Plan. This Plan is intended to be an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
     1.2 Purpose
     The purpose of this Plan is to help KB Home attract and retain qualified executives by providing certain selected executives with an opportunity to supplement the benefits provided under the tax-qualified retirement plans maintained by KB Home. This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and regulations, and shall be operated and interpreted in accordance with this intention.
ARTICLE II
Definitions
     2.1 Definitions
     Whenever capitalized in this document, the following terms shall have the meanings set forth below unless otherwise expressly provided.
(a)	“Act” shall mean the Securities Exchange Act of 1934, as amended.

(b)	“Actuarial Equivalent” shall mean a single sum present value of a benefit amount otherwise payable, calculated using an annual interest rate assumption equal to 100% of the Applicable Federal Rate last announced by the Internal Revenue Service prior to the determination for the period of time over which the benefits (or remaining annual benefits, as the case may be) would otherwise be paid, and based on annual compounding.

(c)	“Administrative Committee” shall mean a committee composed of one or more officers of the Company appointed by the Company, acting through its Chief Executive Officer or a delegate of such officer, from time to time. In the absence of such a committee, references to the Administrative Committee shall be deemed to be references to the Committee.

(d)	“Annual Benefit Amount” shall mean the dollar amount, determined by the Committee and set forth in the Participant’s Participation Agreement, that is to be used for purposes of calculating the Participant’s benefit opportunity under this Plan.

(e)	“Beneficiary” shall mean the person or persons last designated in writing, on a form or in a manner approved by the Administrative Committee, by a Participant to

receive benefits in the event of the death of the Participant. In the event that a Participant failed to designate a beneficiary, or if for any reason such designation shall be legally ineffective, or if all designated beneficiaries predecease him or die simultaneously with him, a distribution to which the Participant would have been entitled under this Plan shall be made to the Participant’s surviving spouse or, if none, to the Participant’s estate.

Upon the Committee or Administrative Committee being provided with written notice of the dissolution of marriage of a Participant, any earlier designation of the Participant’s former spouse as a Beneficiary for a portion or all of the benefits specified herein shall be treated as though the Participant’s former spouse had predeceased the Participant. Notwithstanding the preceding sentence, any designation of the Participant’s former spouse as a Beneficiary shall not be treated as though the Participant’s former spouse had predeceased the Participant if, after the dissolution of the Participant’s marriage and prior to payment of benefits on behalf of the Participant (1) the Participant executes and delivers a new Beneficiary designation that complies with this Plan that clearly names such former spouse as a Beneficiary, or (2) there is delivered to the Plan a domestic relations order providing that the former spouse is to be treated as the Beneficiary. In any case in which the Participant’s former spouse is treated under the Participant’s Beneficiary designation as having predeceased the Participant, no heirs or other beneficiaries of the former spouse shall receive benefits from this Plan as a Beneficiary of the Participant except as provided otherwise in the Participant’s Beneficiary designation.

(The following example illustrates the application of the preceding paragraph. Assume that a Participant, “Participant A,” is married to “Spouse A” and that Participant A files a valid and effective Beneficiary designation under this Plan naming Spouse A as a 50% Beneficiary and each of Participant A’s two children with Spouse A (the “Children”) as a 25% Beneficiary. Assume that Participant A becomes divorced from Spouse A after making such Beneficiary designation. Upon the Committee or Administrative Committee being provided with written notice of the divorce, Spouse A shall be deemed to have predeceased Participant A for purposes of Participant A’s Beneficiary designation subject to the second sentence of the preceding paragraph. If Participant A later dies without having made a valid post-divorce Beneficiary designation under this Plan and assuming that no Plan benefits have been paid and that there is no domestic relations order to the contrary, Participant A’s Beneficiaries shall be deemed to be his two Children, with each child being a 50% Beneficiary.)

Notwithstanding any of the foregoing to the contrary, a Participant shall be treated as having revoked all prior beneficiary designations under this Plan in the event the Participant becomes married (or re-married following a divorce, as the case may be) and such revocation shall be effective upon the later of (1) the date of such marriage (or re-marriage) or (2) the date that the Committee or Administrative Committee is provided with written notice of such marriage (or re-marriage); subject to any domestic relations order providing that a former spouse of the Participant is to be treated as a Beneficiary.

(The following example illustrates the application of the preceding paragraph. Assume the same facts as in the last example, except that after becoming divorced from Spouse A and before Participant A’s death, Participant A becomes re-married to “Spouse B,” that the Committee or Administrative Committee has written notice of such re-marriage, and that there is no domestic relations order to the contrary. In this case, Participant A’s beneficiary shall be deemed to be Spouse B (his spouse at the time of his death) because Participant A shall be deemed to have revoked all prior beneficiary designations under this Plan in connection with his re-marriage. In the absence of a new valid and effective beneficiary designation, Participant A’s beneficiary is deemed to be his or her surviving spouse as provided in the first paragraph of this definition.)

(f)	“Board” shall mean the Board of Directors of the Company.

(g)	“Cause” with respect to a Participant shall mean a termination of employment based upon a finding by the Committee, acting in good faith and based on its reasonable belief at the time, that the Participant:
(1)	has been materially negligent in the discharge of his or her duties to the Company or a Subsidiary, repeatedly refused to perform stated or assigned duties or is materially incompetent in or (other than by reason of a disability or analogous condition) materially incapable of performing those duties; or

(2)	has committed or engaged in a material act of theft, embezzlement or fraud; or

(3)	has materially breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company or a Subsidiary; or has been convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses); or

(4)	has materially breached any of the provisions of any agreement with the Company or a Subsidiary; or

(5)	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Company or a Subsidiary;
provided, however, that, if a cure is reasonably possible in the circumstances, no conduct (or lack thereof) referred to above shall constitute Cause unless the Participant shall have been given advance notice of such conduct (or lack thereof) and a reasonable opportunity to cure such conduct (or lack thereof) and such conduct (or lack thereof) is not timely cured. In no event shall a cure period of more than fifteen days be required.

(h)	“Change in Control” shall mean any change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 10-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Act; provided that, without limitation, such a “Change in Control” shall be deemed to have occurred if:

(1)	a third person, including a “group” as such term is used in section 13(d)(3) of the Act, becomes the beneficial owner, directly or indirectly, of 15 percent or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as such term is defined in paragraph (2) below); or

(2)	individuals who, as of July 11, 2002, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to July 11, 2002, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of this provision, considered as though such person were a member of the Incumbent Board..
(i)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)	“Committee” shall mean the Personnel, Compensation and Stock Plan Committee of the Board (or a designee of that Committee).

(k)	“Company” shall mean KB Home, and any successor thereto.

(l)	“Disability” with respect to a Participant shall mean that the Participant has become “totally disabled” (or the equivalent term used if “totally disabled” is not a defined term) for purposes of the long-term disability plan of the Company or one of its Subsidiaries in which the Participant participates.

(m)	“Effective Date” shall mean the effective date of this Plan as set forth in section 1.1.

(n)	“Eligible Person” shall mean any executive employed by the Company or one of its Subsidiaries.

(o)	“Participant” shall mean any Eligible Person who has satisfied the conditions for participation in this Plan as set forth in sections 3.1 and 3.4.

(p)	“Participation Agreement” shall mean a written agreement in a form approved by the Committee or Administrative Committee, and signed by a member of the Committee or by a member of the Administrative Committee (in each case other than the Eligible Person covered by the agreement), informing an Eligible Person of his selection by the Committee as a participant in this Plan, containing the Eligible Person’s agreement to be bound by the terms of this Plan, and setting forth such information as may be required pursuant to section 3.1.

(q)	“Participation Date” shall mean the date, determined by the Committee and set forth in the Participant’s Participation Agreement, that is used in determining whether a Participant is eligible for benefits hereunder upon or following the Participant’s Separation from Service.

(r)	“Plan” shall mean this KB Home Retirement Plan, as it may be amended from time to time.

(s)	“Subsidiary” shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is owned, directly or indirectly, by the Company.

(t)	“Separation from Service” shall mean termination of services provided by a Participant to his or her Company, whether voluntary or involuntary, as determined by the Administrative Committee in accordance with Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(1)	For a Participant who provides services to the Company as an employee, except as otherwise provided in part (3) of this Subsection, a Separation from Service shall occur when such Participant has experienced a termination of employment with the Company. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. For purposes of this paragraph, where a leave of absence is due to any physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.

(2)	For a Participant who provides services to the Company as an independent contractor, except as otherwise provided in part (3) of this Subsection, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Company, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Company.

(3)	For a Participant who provides services to the Company as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Company as both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (1) and (2) of this Subsection, respectively. Similarly, if a Participant either (i) ceases providing services for the Company as an independent contractor and begins providing services for the Company as an employee, or (ii) ceases providing services for the Company as an employee and begins providing services for the Company as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Company in both capacities, as determined in accordance with the applicable provisions set forth in parts 0 and 0 of this Subsection.

Notwithstanding the foregoing provisions in this part (3), if a Participant provides services for the Company as both an employee and as a director of the Board of the Company, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a director of the Board of the Company shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.

(4)	For purposes of this Subsection, services performed for the Company shall include service performed both for the Company and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Code or any other trade or business (such as a partnership)_that is under common control with the Company as determined under Section 414(c) of the Code, in each case as modified by Treasury Regulation Section 1.409A-1(h)(3) and substituting “at least 50 percent” for “at least 80 percent” each place it appears in Section 1563(a) of the Code or Treasury Regulation Section 1.414(c)-2.

(u)	“Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with the methodology specified by resolution of the Board or the Management Development and Compensation Committee of the Board and in accordance with Treas. Reg. §1.409A-1(i).

(v)	“Trust” shall mean the legal entity organized pursuant to the Trust Agreement between the Company and the Trustee to hold and administer the Trust Fund in which any contributions made by the Company are to be held, invested, and disbursed to, or for the benefit of, Participants and their Beneficiaries.

(w)	“Trust Agreement” shall mean the agreement in the nature of a trust entered into between the Company and Trustee with respect to this Plan.

(x)	“Trust Fund” shall mean the assets of every kind and description held in the Trust pursuant to the Trust Agreement.

(y)	“Trustee” shall mean the entity, not affiliated with the Company, acting as the trustee under the Trust Agreement at the time of reference.
     2.2 Gender and Number
     Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine pronoun, and the singular shall include the plural.
ARTICLE III
Participation
     3.1 Eligibility for Participation
     Subject to Section 3.3, an Eligible Person shall participate in this Plan only if:
(1)	he has been selected by the Committee and designated in writing by the Committee as a participant in this Plan,

(2)	he executes his Participation Agreement and returns an original copy of such agreement, along with such administrative and other forms as the Committee may require, to the Committee no later than thirty (30) days after the date of his Participation Agreement, and

(3)	he timely completes any other participation conditions as may be prescribed by the Committee or Administrative Committee and set forth in the Participation Agreement (including, without limitation, the completion and timely return of any consent to insure forms that may be required by the Committee or Administrative Committee in the circumstances).
The Committee shall send (or cause there to be sent) a Participation Agreement to each Eligible Person that is selected by the Committee for participation in this Plan. An Eligible Person’s

Participation Agreement shall set forth his Annual Benefit Amount and Participation Date, each as determined by the Committee. The Company shall notify, within ninety (90) days after the applicable deadline, an Eligible Person who has failed to become a Participant by virtue of not timely satisfying the eligibility requirement referred to in either clause (2) or clause (3) above.
     The Committee shall limit the group of all Participants to “a select group of management or highly compensated employees” within the meaning of 29 C.F.R. 2520.104-23 or any similar successor provision.
     The Committee shall designate an Eligible Person as a participant in this Plan only if the Committee first determines that the inclusion of such Eligible Person as a Participant will not result in the expected value of the Trust Fund assets (including the expected value of any assets that are to be contributed to the Trust Fund in connection with the designation of such Eligible Person) being less than the Company’s expected Plan benefit obligations (including the expected value of the benefit obligations with respect to that person if he becomes a Participant). The Committee may base such calculations on any factors and assumptions that are reasonable in the circumstances. For determinations made prior to a Change in Control, the Committee’s determination of reasonableness for such purposes shall be final and binding on all persons. The Committee’s failure to make such a determination (or an incorrect determination) with respect to the designation of an Eligible Person prior to a Change in Control shall not constitute a breach of this Plan and shall not give rise to any right or claim of any Participant or other person. Furthermore, and notwithstanding the preceding provisions of this paragraph to the contrary, an Eligible Person who is designated by the Committee as a participant in this Plan prior to a Change in Control and who has otherwise satisfied the Plan participation conditions set forth above in this Section 3.1 shall not fail to become a Participant merely because the Committee fails to make the determination required by this paragraph and/or such determination is later determined to be erroneous.
     3.2 Date of Participation
     Subject to Section 3.3, an Eligible Person designated in writing by the Committee as a participant in this Plan shall become a Participant as of the date that all of the conditions to such participation, determined pursuant to section 3.1, have been timely satisfied. The Committee may, however, establish a Participation Date for any Participant that is earlier than, concurrent with, or later than such date. Once the Committee has established a Participation Date as to a Participant, the Committee may not subsequently change that date to a later date, but it may change that date to an earlier date (thereby, in effect, accelerating that Participant’s vesting opportunity under this Plan). Any such change shall be made by a written amendment to the Participant’s Participation Agreement signed by a member of the Committee or by a member of the Administrative Committee (in each case other than the affected Participant).
     3.3 Duration of Participation
     Participation in this Plan of any Participant shall continue while the Participant is an employee of the Company or a Subsidiary, whether or not there is in effect an employment agreement between the Participant and the Company or any Subsidiary, and thereafter for so long as he is entitled to receive any benefits hereunder. Without limiting the generality of the preceding sentence, once an Eligible Person becomes a Participant, he may not (other than in connection with a Separation from Service for which he is not entitled to benefits under this Plan or, following the commencement of benefits to the Participant under this Plan, upon the satisfaction of all such benefits due to the Participant) subsequently be removed from participation in this Plan; provided, however, that the Committee may, in its sole discretion but only prior to a Change in Control, rescind its selection of an Eligible Person as a participant in this Plan if the Committee gives the Eligible Employee written notice of such rescission no later than thirty (30) days (subject to extension as provided below) after the date that the Eligible Person would have otherwise become a Participant. Such a rescission shall be effective regardless of whether the Eligible Person had otherwise satisfied the requirements for participation in this Plan and, in the event of a rescission, the Eligible Person shall have no right to benefits or other compensation with respect to this Plan or such rescission. The Committee or Administrative Committee may, in its sole discretion, extend the 30-day period referred to in the second sentence of this paragraph by an additional sixty (60) days by written notice to that effect given to the Eligible Person within the original 30-day period for a notice of rescission. A Participant’s Annual Benefit Amount may be changed only by a written amendment to the Participant’s Participation Agreement signed by a member of the Committee or by a member of the Administrative Committee (in each case other than the affected Participant); provided that the Committee may not decrease a Participant’s Annual Benefit Amount without the written consent of the affected Participant. In no event shall reductions expressly contemplated by this Plan (such as present value calculations, the 20% reduction provision of section 4.1, and tax withholding provisions) be deemed to be decreases to the Participant’s Annual Benefit Amount for such purpose.
     3.4 Re-Employment
     If a former Participant later becomes re-employed as an Eligible Person, he shall again become a Participant only if re-selected and re-designated by the Committee as such pursuant to section 3.1 and only if the other requirements of section 3.1 are satisfied with respect to such re-selection. In such circumstances, the Committee may, in its sole discretion, establish a new Annual Benefit Amount and/or Participation Date for the Participant.
ARTICLE IV
Supplemental Retirement Benefits
     4.1 Vesting
     Except as provided in the next sentence, a Participant shall be entitled to the benefits described in section 4.2 only if the Participant’s Separation from Service occurs either (1) on or after the fifth anniversary of the Participant’s Participation Date, or (2) before the fifth anniversary of the Participant’s Participation Date and such Separation from Service is the result of the death or Disability of the Participant. If a Participant has a Separation from Service that results from a termination of employment by the Company or a Subsidiary other than for Cause (and other than due to the Participant’s Disability) after the fourth anniversary of the Participant’s Participation Date and before the fifth anniversary of the Participant’s Participation Date, then the Participant shall be entitled to the benefits described in section 4.2; provided, however, that in such circumstances the amount of the Participant’s Annual Benefit Amount shall be multiplied by 0.8 (80%) for purposes of calculating the Participant’s benefits under the other provisions of this Plan. Except as provided in the preceding sentence, if a Participant’s Separation from Service occurs prior to the fifth anniversary of the Participant’s Participation Date (and other than a Separation from Service that is the result of the Participant’s death or

Disability), then he shall cease to be a Participant on the date of such Separation from Service and he shall not be entitled to any benefits hereunder. There will be no pro-rated benefits or pro-rated vesting in such circumstances. In any event, a Participant’s rights to benefits under this Plan are subject to section 5.1.
     4.2 Supplemental Retirement Benefits
     Subject to section 4.1, a Participant’s benefits under this Plan shall be annual supplemental retirement benefits paid in substantially equal installments (not less frequently than quarterly and without interest) over a period of twenty (20) years commencing as of a date determined in accordance with section 4.3. Subject to section 8.8, a Participant’s aggregate annual supplemental retirement benefit under this Plan for any such year shall equal the amount of the Participant’s Annual Benefit Amount. (For example, subject to sections 4.1 and 8.8, if a Participant is entitled to benefits under this Plan and the Participant’s Annual Benefit Amount is $100,000, the Participant will be paid $100,000 per year over a twenty (20) year period commencing as of a date determined in accordance with section 4.2. If payments are to be made on a quarterly basis, then the Participant will receive four $25,000 (again, subject to section 8.8) payments for each year during that period.)
     4.3 Commencement and Duration
     If a Participant is entitled to the benefits described in section 4.2, the first benefit payment to the Participant pursuant to section 4.2 shall be paid by the Company no later than sixty (60) days after the last to occur of the following: (1) the Participant’s attainment of age 55; (2) the tenth anniversary of the Participant’s Participation Date; or (3) the Participant’s Separation from Service. Notwithstanding the preceding sentence, in the case of a Participant who is a Specified Employee, the first benefit payment shall commence no earlier than the first day after the end of the 6-month period immediately following the date on which the Participant experiences a Separation from Service, and such benefit payment shall also include a lump sum payment equal to the amounts that otherwise would have been paid during the 6-month period but for the delay. After a Participant’s benefits commence, the Company shall continue to make the payments to the Participant required by section 4.2 until all of the Participant’s benefits have been paid (i.e., supplemental retirement benefits pursuant to section 4.2 have been paid to the Participant for a period of twenty (20) years or the remaining benefits are paid in a lump sum in accordance with this Plan). Each benefit payment shall be made in cash.
     4.4 Benefits in the Event of Death
     In the event of a Participant’s death, the Participant’s Plan benefit (or remaining Plan benefits if payments have already commenced prior to the Participant’s death) shall be paid to the Participant’s Beneficiary in a lump sum payment equal to the Actuarial Equivalent of his Plan benefits (or remaining benefits, as the case may be). The lump sum payment shall be made no later than 60 days after the Administrative Committee is provided with proof that is satisfactory to the Administrative Committee of the Participant’s death.

ARTICLE V
Special Benefit Payment Rules
     5.1 Receipt and Release
     Notwithstanding anything else contained in this Plan to the contrary, as a condition precedent to any Company benefit obligation under this Plan to any Participant (or to the Participant’s Beneficiary in the event of the Participant’s death), the Participant (or Beneficiary, as the case may be) shall, within 50 days following the Participant’s Separation from Service, provide the Company with a valid, executed, written Release (as defined below) (in a form provided by or reasonably acceptable to the Company) and such release shall have not been revoked by the Participant (or Beneficiary) pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Participant (or Beneficiary) pursuant to this Plan unless and until the Release contemplated by this section 5.1 becomes irrevocable by the Participant (or Beneficiary) in accordance with all applicable laws, rules and regulations and all payments to the Participant (or Beneficiary) pursuant to this Plan shall be forfeited if the valid, executed, written Release contemplated by this section 5.1 is not provided to the Company within 50 days following the Participant’s Separation from Service.
     As used in the preceding paragraph, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Participant on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Company, its parent (if any), the Company’s Subsidiaries and other affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any time theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with the Participant’s employment relationship with each and every releasee with which the Participant has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Company obligation to the Participant under this Plan upon the Company’s receipt of such release, under any benefit plan of a releasee that is intended to be qualified under the Employee Retirement Income Security Act of 1974, as amended, or any claim for severance benefits expressly contemplated by a written employment contract with the Company or a Subsidiary). The Release shall also contain the Participant’s warrant that he has not theretofore assigned or transferred to any person or entity, other than the Company, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Company and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
     5.2 Cost-of-Living Adjustments
     The Committee may adjust a Participant’s Annual Benefit Amount for cost-of-living increases and may adopt rules providing for automatic annual increases (e.g., using the same rate for determining annual Social Security cost-of-living increases unless revoked by the Committee) .
ARTICLE VI
Change in Control
     6.1 Full Vesting and Lump Sum Payment Upon Change in Control
     All Participants at the time of a Change in Control (excluding, without limitation, those Participants who had a Termination of Employment prior to the Change in Control and who had not again become Participants in accordance with section 3.4) shall be deemed to be fully vested in their benefits under this Plan (that is, each such Participant shall be deemed to have been a Participant for at least five years for purposes of section 4.1). Furthermore, in the event of a Change in Control that also, pursuant to Treas. Reg. Section 1.409-3(i)(5), constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, a Participant (or Beneficiary) shall receive an immediate lump sum payment in lieu of all benefits otherwise payable to the Participant (or Beneficiary) under this Plan. The lump sum benefit shall be paid within 30 days of the Change in Control that also, pursuant to Treas. Reg. Section 1.409-3(i)(5), constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company,
     6.2 Amount of Lump Sum Benefit
     The amount of the lump sum benefit payable to the Participant (or Beneficiary) pursuant to section 6.1 (in the event of a Change in Control that also, pursuant to Treas. Reg. Section 1.409-3(i)(5), constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company) shall be equal to the Actuarial Equivalent of his Plan benefits (or remaining benefits, as the case may be). As to any Participant who had not yet commenced receiving benefits under this Plan, such calculation of the Actuarial Equivalent of the Participant’s benefit payments pursuant to this section 6.2 shall be made assuming that the Participant’s Separation from Service was the date of the Change in Control and shall take into consideration (if applicable) that benefits would not otherwise have commenced prior to the later of the Participant’s attainment of age 55 or the tenth anniversary of his Participation Date.

ARTICLE VII
Trust
     7.1 Establishment of the Trust
     The Company shall establish a Trust as a part of this Plan in order to implement and carry out the provisions of this Plan and to finance the benefits under this Plan. The Company shall establish the Trust by entering into a Trust Agreement with a Trustee selected by the Committee. The Trust shall be an irrevocable grantor Trust within the meaning of Code sections 671 through 677, and the Company shall be treated as the owner of the Trust. It is intended that the Trust shall be in such form as may be necessary for this Plan to be deemed unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended.
     The Trust shall maintain a Trust Fund. The administration and management of the Trust Fund shall be set forth in the Trust Agreement, the terms of which shall be consistent with the provisions of this Plan. Nothing in the Trust Agreement shall impair the rights of the Participant and his Beneficiary nor shall the agreement limit the obligations of the Company under this Plan.
     7.2 Contributions
     The Company shall make such contributions to the Trust as it may determine in its sole discretion. Notwithstanding the preceding sentence: (1) within 30 days of a Change in Control, the Company shall make a contribution to the Trust Fund that causes the assets of the Trust Fund to equal the then Actuarial Equivalent of the benefits remaining due under this Plan; (2) within fifteen days of each January 1 following a Change in Control, the Company shall make any additional contribution necessary to cause the assets of the Trust Fund to equal, as of that January 1, the Actuarial Equivalent of the benefits remaining due under this Plan; and (3) following a Change in Control, each time an Eligible Person is designated as a participant in this Plan the Company shall promptly (and in no event more than five days after the designation) make any additional contribution necessary to cause the assets of the Trust Fund to equal, as of the date of that designation, the Actuarial Equivalent of the benefits remaining due under this Plan (assuming, for purposes of such benefit calculation, that the designated Eligible Person is a Participant as of the date of his designation as a participant).
     7.3 Payment of Benefits
     The benefits under this Plan shall be paid from the Trust Fund. To the extent the Trust Fund is insufficient to pay all required benefits under this Plan, payment of benefits shall be made from the general assets of the Company.
ARTICLE VIII
Administration
     8.1 Administration
     The Committee shall have principal administrative authority over this Plan. The Committee shall be authorized to construe and interpret all of the provisions of this Plan, to adopt procedures and practices concerning the administration of this Plan, and to make any determinations necessary hereunder, which shall (subject to section 9.7) be binding and conclusive on all parties.
     The Administrative Committee shall have only the authority expressly contemplated by this Plan or otherwise delegated by the Committee. An Administrative Committee member may resign by delivering his written resignation to the Company or be removed by the Company by delivery of written notice of removal, to take effect on the date specified therein. Vacancies on the Administrative Committee due to resignation, death, removal or other causes shall be filled promptly by the Company. The Committee may assume the authority of the Administrative Committee with respect to this Plan at any time.
     The Committee and Administrative Committee may each appoint one or more individuals and delegate such of its power and duties as it deems desirable to any such individual, in which case every reference herein made to the Committee or Administrative Committee, as applicable, shall be deemed to mean or include the individuals as to matters within their jurisdiction.
     8.2 Decisions and Actions of Committee
     The Committee and Administrative Committee each may act at a meeting or in writing without a meeting. All decisions and actions of each of the Committee and Administrative Committee shall be made by vote of the majority of the members thereof, including actions in writing taken without a meeting.
     8.3 Rules and Records of the Committee
     The Committee may make such rules and regulations in connection with its administration of this Plan as are consistent with the terms and provisions hereof. The Administrative Committee shall keep a record of each Participant’s name, address, social security number, Participation Date, Annual Benefit Amount, and such other data as may be necessary for the proper administration of this Plan, and shall be responsible for supplying all information and reports to the Internal Revenue Service, Department of Labor, Participants, Beneficiaries, and others as required by law.
     8.4 Employment of Agents
     The Committee may employ agents, including without limitation, accountants, actuaries, consultants, or attorneys, to exercise and perform the powers and duties of the Committee as the Committee delegates to them, and to render such services to the Committee as the Committee may determine, and the Committee may enter into agreements setting forth the terms and conditions of such service.
     8.5 Agent for Service of Legal Process
     The Chairman of the Committee shall serve as agent for service of legal process.
     8.6 Plan Expenses
     The Company shall pay all expenses reasonably incurred in the administration of this Plan and Trust; provided, however, that the Trustee may pay such expenses from the assets of the Trust, to the extent such expenses have not been paid by the Company. In such event, the

Company shall reimburse the Trustee promptly for any such expenses paid by the Trustee from the Trust. The members of each of the Committee and Administrative Committee shall serve without compensation for their services as such, but all expenses of each of the Committee and Administrative Committee shall be paid by the Company. No employee of the Company shall receive compensation from this Plan regardless of the nature of his services to this Plan.
     8.7 Indemnification
     To the extent permitted by law, each of the Committee and Administrative Committee and each and every agent and representative of each such committee shall be indemnified by the Company and saved harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Plan except claims arising from gross negligence, willful neglect, or willful misconduct.
     8.8 Tax Withholding
     The Company or Trustee shall withhold from any payment to the Participant or Beneficiary any federal, state, or local taxes required by law to be withheld with respect to such payment. With respect to any other federal, state or local taxes required by law to be withheld with respect to a Participant’s benefits under this Plan, the Company and its Subsidiaries may reduce any amount of compensation otherwise payable to the Participant by the amount of such withholding obligations or provide for an off-set of such amounts against any benefits that may then be due (or may become due) to the Participant or his Beneficiary under this Plan.
     8.9 Claims Procedure
(a)	Submission of Claims. Claims for benefits under this Plan and any Participation Agreement shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.

(b)	Denial of Claim. If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 60 days following the date on which the claim is filed, which notice shall set forth —
(1)	the specific reason or reasons for the denial;

(2)	specific reference to pertinent Plan and Trust provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	an explanation of this Plan’s claim review procedure.
If the claim has not been granted, and if written notice of the denial of the claim is not furnished within 60 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	Claim Review Procedure. The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee (or its delegate), and may review pertinent documents and submit issues and comments in writing within such 60-day period. Not later than 60 days after receipt of the request for review, the Committee shall render and furnish to the claimant a written decision which shall include specific reasons for the decision, and shall make specific references to pertinent Plan and Trust provisions on which it is based. The Committee decision shall only be subject to further review as described in section 9.7. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.
ARTICLE IX
Miscellaneous
     9.1 Rights Against the Company
     Neither the establishment of this Plan, nor any modification thereof, nor any payments hereunder, nor any Participation Agreement, shall be construed to give any Participant the right to be retained in the employ of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge the Participant at any time, subject to the terms of any employment agreement between the Participant and the Company or any Subsidiary.
     9.2 Rights Under the Company’s Other Retirement Plans
     Nothing in this Plan shall be construed to limit, broaden, restrict, grant, or otherwise affect any rights of any Participant or Beneficiary under the Company’s other retirement plans, nor grant any additional rights or benefits to any Participant or Beneficiary under the Company’s other retirement plans, nor in any way to limit, modify, repeal, or otherwise affect the Company’s or its Board’s right to amend or modify any such retirement plan.
     9.3 Payment of Benefits to Incompetent
     If the Committee receives evidence that -
(a)	a person entitled to receive any benefit under this Plan is legally, physically, or mentally incompetent to receive such benefit and to give a valid release therefore, and

(b)	another person or an institution is then maintaining or has custody of such person and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment of such benefit may be made to such other person or institution as the Committee may determine. Any such payment shall be a payment on behalf of such person and shall, to the extent thereof, be a complete discharge of any liability under this Plan to such person, and neither the Company, the Trustee, nor any member of the Board or the Committee shall be liable to any person or individual by reason of such payment.

     9.4 Missing Person
     To the extent permitted by Code Section 409A, in the event any benefit shall become payable to any person or upon his death to his legal representative and, if after written notice from the Committee mailed to such person’s last-known address as shown in the Company’s records, such person or his legal representative shall not have presented himself to the Committee within six years after the mailing of such notice, then the Committee may, in its sole discretion, distribute such amount, including any benefit thereafter becoming due to such person or legal representative, among the spouse and blood relatives of such person. Payments made in good faith to any person, to a person’s legal representative, or to any individual(s) who have, on the presentation of reasonable proof, established to the satisfaction of the Committee that he is the spouse or blood relative of such person, shall, to the extent of such payments, be a complete discharge of all obligations arising pursuant to this Plan, and neither the Company, the Trustee, nor any member of the Board or the Committee shall be liable to any person or individual by reasons of such payments.
     9.5 Amendment or Termination
     This Plan may be amended or terminated, in whole or in part, at any time by written action of the Board or Committee or, as to administrative amendments, by written action of the Administrative Committee; provided that any amendment that materially and adversely affects any Participant in this Plan at the time of such amendment must be consented to in writing by that Participant before it shall have any effect as to that Participant. The Board may terminate the Plan without Participant consent; provided that the Board fully vests all Participants then participating in the Plan and pays each such Participant’s Plan benefit (or remaining benefit, as the case may be) as such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Company shall provide that upon termination of the Plan, each such Participant’s Plan benefit (or remaining benefit, as the case may be) shall be distributed as quickly as possible in a lump sum benefit, subject to and in accordance with any rules established by the Administrative Committee deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix). In such event, the amount of the lump sum benefit payable to a particular Participant shall equal the Actuarial Equivalent of the Participant’s benefits (or remaining benefit payments, as the case may be), assuming in the case of a Participant who had not previously commenced benefits that his benefits were to commence immediately. For this purpose, such benefit shall be paid at the time specified regardless of whether the Participant had attained age 55 or had participated in the Plan for at least ten years since his Participation Date; provided that the calculation of the Actuarial Equivalent of the Participant’s benefit payment pursuant to this section 9.5 shall take into consideration (if applicable) that benefits would not otherwise have commenced prior to the later of the Participant’s attainment of age 55 or the tenth anniversary of his Participation Date.
     9.6 Merger or Consolidation of Plan and Trust
     Neither this Plan nor the Trust may be merged or consolidated with, nor may its assets or liabilities be transferred to, any other plan or trust without the prior written consent of each affected Participant or, as to any Participant who has died, his Beneficiary if such Beneficiary remains entitled to benefits under this Plan.

     9.7 Arbitration/Interest on Unpaid Amounts/Controlling Law
(a)	A Participant or Beneficiary may further appeal pursuant to this section a Committee decision under section 8.9(b) on his appeal. The Participant or Beneficiary may submit the controversy to final and binding arbitration pursuant to the then most applicable Rules of the American Arbitration Association; provided, however, that unless the parties otherwise agree, the arbitration shall be before a single arbitrator selected either by mutual agreement or, failing agreement, from a list of seven arbitrators provided by AAA, (1) four of whom shall be retired judges of the Superior or Appellate Courts of California who are residents of Los Angeles or Orange County and, if such list exists at the time of the dispute, who are members of the Independent List of Retired Judges, and (2) three of whom shall be members of the National Academy of Arbitrators, resident in Los Angeles or Orange Counties. In the event the parties are unable to agree upon such an arbitrator from such list of seven, each party shall strike one name in turn with the first to strike being chosen by lot. When only one name remains, that person shall be the parties’ arbitrator. The parties hereto expressly waive their rights, if any, to have such matters heard by a jury or a judge, whether in state or federal court. The cost of the arbitration, including, but not limited to, any reasonable legal fees or other expenses incident thereto incurred in connection with such arbitration, shall be borne by the Company unless the arbitrators(s) determines that the Participant’s or Beneficiary’s claim is frivolous, in which case the Participant or Beneficiary shall bear his own legal fees. In the arbitration the Committee’s decision on appeal shall not be entitled to a presumption of correctness; rather, the dispute shall be decided de novo.

(b)	The Company agrees to pay interest on any amounts payable to a Participant or Beneficiary under this Plan which are not paid within 30 days after the date when due and on any money judgment which is awarded to the Participant or Beneficiary following a proceeding to enforce any portion of this Plan from the date that payments should have been made under this Plan. Such interest shall be calculated at the prime rate offered by Bank of America, or its successor, from the date that payments should have been made under this Plan to the time of actual payment.

(c)	The provisions of this Plan shall be construed, interpreted, administered, and enforced according to applicable federal law and the laws of the State of California, without giving effect to conflict of laws principals thereunder and to the extent not preempted by federal law.
     9.8 Rights to Trust Fund Assets
     No Participant or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund upon his Separation from Service or otherwise, except as provided in this Plan, and then only to the extent of the benefits payable under this Plan to him that are payable out of the assets of the Trust Fund.
     9.9 Nontransferability
     In no event shall the Company or Trustee make any payment under this Plan to any assignee or creditor of a Participant or Beneficiary, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant or Beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
     9.10 Illegality of Particular Provision
     The illegality of arty particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.